Exhibit 13

THIS FIRST SUPPLEMENTAL INDENTURE made as of the Effective Date

B E T W E E N :

      SR TELECOM INC. a company incorporated under the laws of Canada and having an office in the City of Montreal in the province of Quebec (hereinafter called the "Company")

— and —

      COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company having an office in the City of Montreal, in the Province of Quebec (hereinafter called the "Canadian Trustee")

— and —

      MANUFACTURERS AND TRADERS TRUST COMPANY, a trust company having its principal office in the City of Buffalo, in the State of New York (hereinafter called the "U.S. Trustee" and together with the Canadian Trustee, the "Trustees")

WITNESSETH THAT:

        WHEREAS the Company and the Trustees entered into an Indenture (the "Principal Indenture") dated as of August 22, 2005 providing for the issuance of an unlimited aggregate principal amount 10% secured convertible debentures due October 15, 2011 of the Company (the "Debentures");

        WHEREAS the Company issued as of August 22, 2005, pursuant to the Principal Indenture, $75,539,018 principal amount of Debentures;

        WHEREAS on November 30, 2005, in accordance with the terms of the Debentures, $10,000,000 in principal amount of the Debentures were converted into common shares at the Conversion Price (as defined in the Principal Indenture);

        WHEREAS the Company proposes to amend the terms of the Principal Indenture to reflect the amended terms and conditions stipulated in this Supplemental Indenture;

        WHEREAS the amendments to the Principal Indenture have been approved by an instrument in writing that is an Extraordinary Resolution of the Debentureholders, the whole in accordance with Sections 11.10, 11.14 and 14.2 of the Principal Indenture;

        NOW THEREFORE, IN CONSIDERATION of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.     INTERPRETATION

        1.1    Unless otherwise defined or unless there is something in the subject matter or the context inconsistent therewith, all capitalized words and expressions used herein or in any deed, document or agreement supplemental or ancillary hereto shall have the meanings ascribed to them in the Principal Indenture.

        1.2    This First Supplemental Indenture is declared to be supplemental to the Principal Indenture and to form part thereof and shall modify the Principal Indenture in accordance herewith as though such amendments were incorporated in the Principal Indenture, and the Debentureholders shall be bound by such amendments.

        1.3    All provisions of the Principal Indenture, except only insofar as may be inconsistent with the express provisions of these present, shall apply to and have effect in connection with this Supplemental Indenture.

2.     AMENDMENT OF THE PRINCIPAL INDENTURE

        The Principal Indenture is hereby amended as follows:

        2.1    The definition of "Capital Expenditures" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.2    The definition of "Consolidated Capitalization" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.3    The definition of "Consolidated EBITDA" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.4    The definition of "Consolidated Indebtedness" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.5    The definition of "Consolidated Interest Expense" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.6    The definition of "EBITDA" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.7    The definition of "Equipment" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.8    The definition of "Fixtures" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.9    The definition of "Investment" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.10    The definition of "Net Earnings" in Section 1.1 is hereby deleted.

        2.11    The definition of "Permitted Indebtedness" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.12    The definition of "Permitted Investments" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.13    The definition of "Permitted Liens" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.14    The definition of "Restricted Investments" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.15    The definition of "Restricted Payments" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.16    The definition of "Shareholders' Equity" in Section 1.1 of the Principal Indenture is hereby deleted.

        2.17    Sections 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.18 of the Principal Indenture are hereby deleted in their entirety and are replaced with words "Intentionally omitted".

        2.18    Section 13.12 of the Principal Indenture is amended by replacing the word "Investment" in the first line of the fifth paragraph thereof with the word "investment".

        2.19    The last two paragraphs of the definition of "Unrestricted Subsidiary" are hereby deleted in their entirety and replaced with the following:

  "The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

  The Board of Directors of the Company may designate any Unrestricted Subsidiary (other than CTR) to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions;"

3.     CONFIRMATION OF INDENTURE

  All other terms and conditions of the Principal Indenture shall remain in full force and effect unamended. Nothing in this Supplemental Indenture shall constitute or be deemed to constitute a novation of any Indebtedness of the Company to the Debentureholders.

4.     NOTICE

        4.1    Notice to the Debentureholders of the amendments to the Principal Indenture and the Debentures shall be given in accordance with the provisions of Article 12 of the Principal Indenture.

        4.2    All Debenture(s) and certificates representing Debentures presently outstanding shall be deemed amended from and after the Effective Date to reflect, to the extent necessary, amendments to the Principal Indenture in this First Supplemental Indenture.

5.     ENTIRE AGREEMENT

        This Supplemental Indenture constitutes the entire understanding of the parties hereto with respect to the subject matter contained herein. In the event of any direct conflict between the provisions of this Supplemental Indenture and the provisions of the Principal Indenture, the provisions of this Supplemental Indenture shall prevail.

6.     ENUREMENT

        This Supplemental Indenture shall enure to the benefit of and be binding upon the parties, their successors and permitted assigns.

7.     GOVERNING LAW

        This Supplemental Indenture shall be governed by and construed in accordance with the procedural and substantive laws of the Province of Ontario, and the laws of Canada applicable therein, and shall be treated in all respects an Ontario contract and the Company, the Trustee and the Debentureholders irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

8.     COUNTERPARTS

        This Supplemental Indenture may be executed in any number of counterparts, including by facsimile and all or such counterparts taken together shall be deemed to constitute one and the same instrument.

9.     LANGUAGE

        This Supplemental Indenture has been drawn up and executed in the English language at the request of the parties. La présente convention de fiducie complémentaire a été rédigée et exécutée dans la langue anglaise à la demande des parties.

10.   EFFECTIVE DATE

        Notwithstanding the date of execution hereof, this Supplemental Indenture shall be effective immediately prior to the closing of the private placement of CDN$50 million of common shares announced by the Company on January 24, 2006 and the conversion of all Debentures held by the purchasers under the private placement (the "Effective Date") after which it shall be referred to as bearing the formal date of February 1, 2006.

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        IN WITNESS WHEREOF, the parties have duly executed this Supplemental Indenture as of the date first set forth above.

SR TELECOM INC.
By:	/s/ WILLIAM E. AZIZ Authorized Signing Officer
By:	/s/ PETER CAMPBELL Authorized Signing Officer
MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ JAY SMITH Authorized Signing Officer
By:	/s/ DON HARGADON Authorized Signing Officer
COMPUTERSHARE TRUST COMPANY OF CANADA
By:	/s/ SOPHIE BRAULT Authorized Signing Officer
By:	/s/ RANNY SAUND Authorized Signing Officer